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                                                                    EXHIBIT 4.1






                              ASSUMPTION AGREEMENT


         Reference is hereby made to the Stockholders' Agreement, dated as of June 21, 1993 (the "Stockholders' Agreement"), among Associated Materials Incorporated, a Delaware corporation (the "Company"), and certain of its stockholders.

         The undersigned is acquiring shares of Stock (such term and any other capitalized term used herein to have the meanings specified in the Stockholders' Agreement, for the benefit of the Company and each Stockholder and other beneficiary under the Stockholders' Agreement, the undersigned hereby expressly assumes, confirms and agrees to be bound by the terms and conditions of the Stockholders' Agreement and to perform and observe each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations and duties of a Stockholder under the Stockholders' Agreement.

         From and after the date hereof, all references to a "Stockholder" or the "Stockholders" in the Stockholders' Agreement shall be deemed to be references to the undersigned (along with the other Stockholders).

         IN WITNESS WHEREOF, the undersigned has duly executed this Assumption Agreement as of this 16th day of February, 2000.



                                          PCG FINANCE COMPANY II, LLC



                                          By: /s/ B. Ross Smead
                                              ---------------------------------
                                              Name:  B. Ross Smead
                                              Title: Vice President